UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2018

HOMETRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (828) 259-3939

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective September 11, 2018, HomeTrust Bancshares, Inc. (the “Company”) entered into: (i) amended and restated employment agreements with Dana L. Stonestreet, the Company’s Chairman, President and Chief Executive Officer, C. Hunter Westbrook, the Company’s Executive Vice President and Chief Banking Officer, and Tony J. VunCannon, the Company’s Executive Vice President, Chief Financial Officer and Treasurer; (ii) a new employment agreement with Howard L. Sellinger, the Company’s Executive Vice President and Chief Information Officer, whose prior employment agreement with the Company expired: and (iii) an amended and restated change in control severance agreement with Keith J. Houghton, the Company’s Executive Vice President and Chief Credit Officer. The Company also entered into amended and restated change in control severance agreements with one other executive officer and two non-executive officers. As further described below, the new employment agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger provide for a lower amount of severance payable under certain circumstances as compared to their prior employment agreements and the new change in control severance agreement with Mr. Houghton revises the method for calculating his cash severance benefit to be consistent with the new employment agreements with the other named executive officers. The new agreements with Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton also clarify provisions regarding confidential information, add non-competition provisions applicable for two years following termination of employment and expand non-solicitation provisions to cover customers in addition to employees, ensure compliance with Section 409A of the Internal Revenue Code, delete certain regulatory provisions no longer required due to the change in the charter of HomeTrust Bank, the Company’s wholly owned subsidiary bank (the “Bank”), and make certain other changes.
The new employment agreements with Messrs. Stonestreet and Westbrook provide for three-year terms, the new employment agreement with Mr. VunCannon and the new change in control severance agreement with Mr. Houghton provide for two-year terms and the new employment agreement with Mr. Sellinger provides for a term that will expire on March 1, 2019. The terms of the new employment agreements with Messrs. Stonestreet, Westbrook and VunCannon and the new change in control severance agreement with Mr. Houghton extend by one year on each anniversary of the effective date of the agreement, provided that the Company has not given written notice to the contrary to the executive within a specified period before the anniversary date and provided further that the executive has not received an unsatisfactory performance review by the Board of Directors of the Company or the Bank.  In the case of Mr. Stonestreet, the term of his agreement cannot be automatically extended beyond his 75th birthday, and in the case of Messrs. Westbrook, VunCannon and Houghton, the terms of their agreements cannot be automatically extended beyond their 65th birthday.
Each new employment agreement provides for a minimum annual base salary of not less than the executive’s current base salary. As under the prior employment agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger, each new employment agreement entitles the executive to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of Directors of the Company and the Bank, and to participate in, to the same extent as executive officers of the Company and the Bank generally, all retirement and other employee benefits and any fringe benefits, and such other benefits as the Board of Directors may provide in its discretion.
Each new employment agreement provides that if the executive is “involuntarily terminated,” other than at the time of or within 12 months following a change in control of the Company or the Bank, he will receive (i) monthly payments of one-twelfth of his “cash compensation” for the remaining term of the agreement, (ii) continuation of specified health insurance benefits for the executive and his dependents until their death or the expiration of the remaining term of the agreement (whichever first occurs) and (iii) continuation of specified other insurance benefits until the executive’s death or the expiration of the remaining term of the agreement (whichever first occurs). Each new employment agreement further provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, then in lieu of the benefits described in the immediately preceding sentence, the executive will receive (i) a lump sum cash amount equal to three times his cash compensation, (ii) continuation of specified health insurance benefits for the executive and his dependents until their death or the three-year anniversary of the date of termination (whichever first occurs) and (iii) continuation of specified other insurance benefits until the executive’s death or the three-year anniversary of the date of termination (whichever first occurs). The term “involuntary termination” includes a material diminution in the executive's duties, responsibilities or benefits. The term “cash compensation” is defined as the highest annual base salary rate paid to the executive at any time during his employment by the Company plus the higher of (i) the executive’s annual bonus paid during the year immediately preceding the date of termination or (ii) the executive’s target bonus for the year in which the date of termination occurs, in each case including any salary or bonus amounts deferred by the executive. The Company’s obligation to pay severance or provide benefits under the new employment agreements is expressly conditioned upon the executive executing (and not revoking) a general release of claims.
The prior employment agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger provided that if the executive were involuntarily terminated within the six months preceding, at the time of or within 12 months following a change in control of the Company, in addition to continuation of cash compensation and other benefits for the remaining term of the agreement, he would be entitled to a lump sum payment of 299% of his “base amount” under Section 280G of the Internal Revenue Code, which is a five-year average of salary, bonuses and all other taxable income (including the vesting of restricted stock and any income realized upon exercise of stock options). This would have resulted in substantially greater change in control severance benefits for the executive than is now provided under the new employment agreements.
The change in control severance payments under the prior employment agreements were subject to cutback to the extent such payments would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code. Under the new employment agreements, the executive will either receive the full amount of these payments or be cut back to the Section 280G threshold, whichever results in a greater after-tax benefit to the executive.
Each new employment agreement provides that if the executive dies while employed under the agreement, his estate or designated beneficiary will be entitled to receive: (i) a lump sum equal to the executive’s cash compensation through the last day of calendar month in which his death occurred, plus the greater of (A) an additional three months of the executive’s cash compensation or (B) if the executive died within six months prior to or 12 months following a change in control of the Company or the Bank, a lump sum cash amount equal to three times the executive’s cash compensation; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and which the executive would have been entitled to receive had he remained employed, and the prorated amount of any bonus or incentive compensation for such fiscal year to which the executive would have been entitled had he remained employed.  Each new employment agreement also provides that if the Company terminates the executive's employment after having established that the executive has incurred a disability, then after exhaustion of all paid time off days allocated for the calendar year, the Company will pay to the executive monthly one-twelfth of his cash compensation for the remaining term of the agreement, reduced by the proceeds of any disability plan then in effect.  If the executive’s employment is terminated on account of disability during the one year commencing on the effective date of a change in control of the Company or the Bank, he will receive his change in control severance payment and benefits as provided under his new employment agreement.
The new change in control severance agreement with Mr. Houghton provides that if he is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, he will receive (i) a lump sum cash amount equal to two times his cash compensation and (ii) specified health insurance benefits for himself and his dependents. The term “cash compensation” is defined in Mr. Houghton’s new change in control severance agreement in the same manner as the new employment agreements. The Company’s obligation to pay severance or provide benefits under Mr. Houghton’s new change in control severance agreement is expressly conditioned upon Mr. Houghton executing (and not revoking) a general release of claims.
Mr. Houghton’s prior change in control severance agreement provided that if he were involuntarily terminated within the six months preceding, at the time or within 12 months after a change in control of the Company, he would be entitled to a lump sum cash payment equal to 200% of the sum of (i) his salary at the annual rate in effect immediately prior to the date of termination and (ii) the average annual amount of his cash bonus and cash incentive compensation, based on the average amounts of such compensation earned by him for the two full fiscal years preceding the date of termination.
As under Mr. Houghton’s prior change in control severance agreement, the severance payments under his new change in control severance agreement are subject to reduction to the extent payments to Mr. Houghton (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code.
The foregoing description of the new employment agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger and the new change in control severance agreement with Mr. Houghton is qualified in its entirety by reference to the full text of such agreements, which are attached to this report as Exhibits 10.1 - 10.5 and incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of September 11, 2018, by and between the Company and Dana L. Stonestreet
10.2	Amended and Restated Employment Agreement, dated as of September 11, 2018, by and between the Company and C. Hunter Westbrook
10.3	Amended and Restated Employment Agreement, dated as of September 11, 2018, by and between the Company and Tony J. VunCannon
10.4	Employment Agreement, dated as of September 11, 2018, by and between the Company and Howard L. Sellinger
10.5	Amended and Restated Change in Control Severance Agreement, dated as of September 11, 2018, by and between the Company and Keith J. Houghton

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: September 11, 2018	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, Chief Financial Officer, and Treasurer

4